SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

July 26, 2006

ARIEL WAY, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-50051	65-0983277
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 1220
Vienna, VA 22182

(Address of principal executive offices) (Zip Code)

(703) 918-2430

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On June 21, 2006, the Company filed with the Securities and Exchange Commission its quarterly report for the period ending March 31, 2006. In this filing, the Company disclosed that on May 8, 2006, the Company’s subsidiary dbsXmedia, Inc. (“dbsXmedia or “Debtor”) received a letter from Loral Skynet Network Services, Inc. (“Loral Skynet”), with the text of the letter included in the disclosure. The disclosed letter stated that Debtor was in default under that certain Security Agreement, dated as of April 21, 2005 (the "Security Agreement"), by and among Debtor, Loral Skynet, CyberStar, L.P. and CyberStar, LLC, granting a security interest in the Collateral thereunder (which includes all business television-related assets and receivables of dbsXmedia). The outstanding balance due from Debtor to Loral Skynet, as of May 8, 2006, was $2,470,842.50 (the "Balance"). In the letter, Loral Skynet requested that dbsXmedia send to Loral Skynet a signed, written statement of dbsXmedia’s objection to certain of its actions, to include foreclosure of the Collateral, within twenty (20) days of the date of the letter. If Loral Skynet had not received a signed, written objection from dbsXmedia within the prescribed time period, dbsXmedia would be deemed to have consented to the proposed actions by Loral Skynet and would have no further right to object thereto, and Loral Skynet would retain the Collateral in partial satisfaction of the Balance, as described in the letter.

The Company’s subsidiary dbsXmedia did not send a written statement of objection to Loral Skynet by May 28, 2006 and, as a result, dbsXmedia was deemed to have consented to the actions proposed by Loral Skynet in its May 8, 2006 letter, has no further right to object thereto, and Loral Skynet was entitled to retain the Collateral in partial satisfaction of the Balance, as described in the letter.

The Company also disclosed in its quarterly report for the period ending March 31, 2006, that the Company had and was, on behalf of dbsXmedia, in negotiations with Loral Skynet for a potential settlement between Loral Skynet, dbsXmedia and Ariel Way. The Company reported that no settlement had as of June 21, 2006 been reached.

On July 26, 2006, the Company, on behalf of dbsXmedia, had reached a settlement agreement and general release (the “Settlement and Release”) with Loral Skynet, included as Exhibit 99.1 to this Current Report.

The Settlement and Release provides that both the outstanding balance due from dbsXmedia to Loral Skynet of $2,470,842.50 and the parental guarantee to the benefit of Loral Skynet by Ariel Way at $1,500,000 on behalf of dbsXmedia will be cancelled and terminated, effective upon payment to Loral Skynet of the Settlement Payment (as defined below).

 The Settlement and Release was made and entered into on July 25, 2006 by and among dbsXmedia, Ariel Way, Loral Skynet, Loral Cyberstar L.L.C. (“LCL”), and CyberStar LLC (“CL”). Loral Skynet, LCL and CL are sometimes referred to in the Settlement and Release collectively as the “Sellers”. Ariel Way and/or dbsXmedia shall pay Loral Skynet a cumulative total payment of $200,000 (the “Settlement Payment”) on the closing date, to occur no later than August 15, 2006, the payment of which may be paid entirely by Ariel Way, entirely by dbsXmedia, or divided between them in any proportion that is agreeable to Ariel Way and dbsXmedia.

Loral Skynet will, immediately upon receipt of the full amount of the Settlement Payment, deliver a bill of sale, assignment, or other appropriate document of conveyance transferring ownership of the foreclosed Collateral from Loral Skynet to dbsXmedia, to Ariel Way, or to a third party designated in writing by Ariel Way. Effective upon Loral Skynet’s receipt of the full amount of the Settlement Payment, each of the Transaction Documents (as defined in the Settlement and Release) related to the acquisition by dbsXmedia of certain assets from Loral Skynet, will be considered terminated by mutual consent of the parties. Upon such termination, all of the parties’ rights and obligations under each of the Transaction Documents will also terminate, including without limitation the non-competition obligations set forth in Section 6.4 of the Asset Purchase Agreement dated April 21, 2005 related to the acquisition by dbsXmedia of certain assets from Loral Skynet, and no party will thereafter have any liability based on such Transaction Documents to any other party. Effective upon Loral Skynet’s receipt of the full amount of the Settlement Payment, each of the Sellers agreed to waive any and all rights it may have to collect, and to release dbsXmedia and Ariel Way from paying, any and all amounts that may currently be due and payable, or may in the future become due and payable to any or all of the Sellers pursuant to any of the Transaction Documents.

The closing of the settlement and release transaction described in the Settlement and Release is required under the terms of the agreement to occur no later than August 15, 2006, unless otherwise agreed upon by the parties. In the event that the closing does not occur on or before August 15, 2006, unless the parties otherwise agree in writing, the Settlement and Release and any and all rights and obligations of the parties thereunder will automatically terminate.

The Company is engaged in discussions with a potential investor in order to provide it with funding to, among other things, enable the Company to make the Settlement Payment to Loral Skynet under the Settlement and Release. There can be no assurance the Company will be able to obtain such funding and, consequently, be able to consummate the closing under the Settlement and Release.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits Furnished.

99.1	Settlement Agreement by and among dbsXmedia Inc., Ariel Way, Inc., Loral Skynet Network Services, Inc., Loral Cyberstar L.L.C., and CyberStar LLC, dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARIEL WAY, INC.

By: /s/ Arne Dunhem
Name:  Arne Dunhem
Title: President and Chief Executive Officer

Date: July 26, 2006